PROGEN
                                                              INDUSTRIES LIMITED

                                                              ABN 82 010 975 612

                                                      P.O. Box 28 Richlands D.C.
                                                       Queensland 4077 Australia
                                                      Telephone: +61 7 3273 9100
                                                      Facsimile: +61 7 3375 9318
20 April 2004


NOTICE:  TO U.S. SHAREHOLDERS OF NASDAQ SYMBOL PGLAF STOCK
         REGARDING STOCK OPTION [WARRANT] ENTITLEMENTS.

The Company (Progen Industries Ltd.) has received a number of enquiries from the US regarding the options (warrants) issued under the Bonus Option Issue, dated 28th November 2003.

A majority of the queries relate to how U.S. stock-option (warrant) holders exercise and/or trade the stock options granted. The company believes part of the confusion is a result of the stock options being domiciled on the Australian Stock Exchange. Consequently U.S. brokers appear to be having difficulty in recording their clients' allocation of stock options due, in some cases, to restrictions or limitations within their internal systems for dealing with foreign-issued and registered stock options.

Note that as of 28 November 2003, all U.S. registered shareholders were transferred onto the Australian share register to enable the company to record the total allocation of stock options against each eligible shareholder's name. As the registered shareholder is not necessarily the beneficiary, allocation of stock option entitlements has been further complicated.

In order to assist all eligible U.S. stock option holders, the company has prepared a series of frequently asked questions (FAQs) and instructions to enable U.S. option holders in particular to access, exercise, vend or transfer their stock options.

U.S. shareholders and interested parties are invited to visit the following company website where these instructions have been posted:
http://www.progen.com.au/investorinformation/bonus_options_faqs_for_us_sharehol
-------------------------------------------------------------------------------
ders.cfm.
--------

Questions relating to this release can be addressed to the Company Secretary Milton.mccoll@progen.com.au.
---------------------------


Milton McColl
Company Secretary